U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 16, 2018

BAKHU HOLDINGS, CORP.
(Exact name of small business issuer as specified in its charter)

Nevada	000-153574	26-2608821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

387 Corona St., Suite 555, Denver, CO 80218

(Address of principal executive offices)

(720) 442-7000

(Issuer's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On May 15, 2018 Bakhu Holdings, Corp (the “Company”) sold 335,000 shares of restricted, unregistered common stock at $1 per share to Oz Corp., exempt from registration under Section 4(a)(2) as a transaction by an issuer not involving any public offering.

With respect to the transaction noted above, no solicitation was made and no underwriting discounts were given or paid in connection with these transactions. The Company believes that the issuance of the shares as described above was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933.

Item 5.01 Changes in Control of Registrant.

Due to the unregistered sale of securities described in Item 3.02 above, Oz Corp. is now the beneficial owner of approximately 56% of our outstanding securities, and has voting control of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors, Appointment of Principal Officers.

Effective May 15, 2018, Mr. Thomas K. Emmitt has been appointed as CEO for the Company, and also added to the board of directors.

Thomas K. Emmitt, 56. In addition to his role as Chairman and Chief Executive Officer of the Company, Mr. Emmitt, since June, 2000, is the founder and President of The Law Office of Tom Emmitt, a law firm specializing in civil litigation. Mr. Emmitt has successfully prosecuted over 400 civil cases in the areas of personal injury and employment law. From March, 2009 through January, 2016, Mr. Emmitt was in-house counsel to Green Medica Holdings Corporation, a nutraceutical company specializing in mushroom derivatives and DHA/GPC products. Beginning in January, 2016, and continuing through the present, Mr. Emmitt has been in-house counsel to the Oz Corporation, a management consulting company providing services to small and mid-cap companies, and overseeing processes, strategic planning, startup funding and recruitment of management executives. Finally, Mr. Emmitt has been the President of Belltower Entertainment Corp. (BTOW), a publicly traded entity since December, 2017. Mr. Emmitt is experienced in all phases of financial analysis, information technology and marketing. Mr. Emmitt is a graduate of Ventura College, and the West Los Angeles School of Law, and resides in Santa Monica, California with his wife of 23 years.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKHU HOLDINGS, CORP
(Registrant)

Dated: May 16, 2018	By:	/s/ Robert Stevens
Robert Stevens
Receiver

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